Exhibit 4.44

SUPPLEMENTAL AGREEMENT

TO

SHARE SUBSCRIPTION AGREEMENT

this Supplemental AGREEMENT TO SHARE Subscription Agreement (this “Supplemental Agreement”), dated March 7, 2026, is entered into by and between NIO Inc., an exempted company incorporated in the Cayman Islands (the “Company”), and CYVN Investments RSC Ltd, a restricted scope company incorporated in the Abu Dhabi Global Market, Abu Dhabi, United Arab Emirates (the “Purchaser”). Each of the parties to this Supplemental Agreement may hereinafter collectively be referred to as the “Parties” and respectively referred to as a “Party”

RECITALS

WHEREAS, on December 18, 2023, the Company and the Purchaser entered into a Share Subscription Agreement (the “SPA”). Capitalized terms used but not otherwise defined in this Supplemental Agreement shall have the meanings ascribed to them in the SPA.

WHEREAS, the Company proposes to adopt a new share incentive plan (the “2026 Share Incentive Plan”), pursuant to which the maximum number of Class A ordinary shares of the Company that may be issued pursuant to all awards under the 2026 Share Incentive Plan shall be 248,454,460.

WHEREAS, it is the intention of the Parties that the issuance of shares under the 2026 Share Incentive Plan shall not adversely affect the Purchaser's rights as stipulated in Sections 5(a)(i) of the SPA.

NOW, THEREFORE, the undersigned Parties, intending to be legally bound, hereby agree as follows:

1.Beneficial Ownership Thresholds. Notwithstanding the provisions set forth in Section 5 of the SPA, solely for the purpose of determining whether the Purchaser's beneficial ownership meets the relevant thresholds specified in the SPA for the director’s nomination right under Section 5(a)(i), the denominator, which represents the then-total issued and outstanding share capital of the Company (on a non-fully diluted basis), shall exclude the number of shares then issued pursuant to the 2026 Share Incentive Plan to Mr. Bin Li, the current chairman of the board of directors and chief executive officer of the Company.

2.Governing Law; Arbitration. This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof. The “Governing Law; Arbitration” clause under Section 9(b) of the SPA shall apply to this Supplemental Agreement as if incorporated in this Supplemental Agreement.

3.Effectiveness. This Supplemental Agreement shall take effect as of the date hereof. In the event of a conflict between this Supplemental Agreement and the SPA, the terms and conditions of this Supplemental Agreement shall prevail.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Supplemental Agreement to be executed on the date first above written.

NIO INC.

By:	/s/ Bin Li
Name:	Bin Li
Title:	Chairman of the Board of Directors and Chief Executive Officer

[Signature Page to Supplemental Agreement to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Supplemental Agreement to be executed on the date first above written.

CYVN INVESTMENTS RSC LTD

By:	/s/ Samer Salah Mohammad Abdelhaq
Name:	Samer Salah Mohammad Abdelhaq
Title:	Director

By:	/s/ Eddy Skaf
Name:	Eddy Skaf
Title:	Director

[Signature Page to Supplemental Agreement to Share Subscription Agreement]